UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CONVERTED ORGANICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Converted Organics Inc.

137A Lewis Wharf

Boston, MA 02110

617 624 0111

Dear Shareholder:

A Special Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held at                     , on                     , 2012 at 9:30 a.m. local time.

The attached material includes the Notice of Special Meeting and the Proxy Statement, which describes the business to be transacted at the meeting. We ask that you give them your careful attention.

We hope that you are planning to attend the Special Meeting personally, and we look forward to seeing you. It is important that your shares be represented at the meeting whether or not you are able to attend in person. Accordingly, the return of the enclosed proxy as soon as possible will be greatly appreciated and will ensure that your shares are represented at the Special Meeting. If you do attend the Special Meeting, you may, of course, withdraw your proxy if you wish to vote in person.

The Board of Directors recommends that you approve the proposal set forth in this proxy.

On behalf of the Board of Directors, I would like to thank you for your continued support and confidence.

Sincerely,

/s/ Edward J. Gildea

Edward J. Gildea

President, Chief Executive Officer and Chairman of

the Board

Important Notice Regarding the Availability of Proxy Materials

for the Special Shareholder Meeting to be Held on                     , 2012:

The Proxy Statement is available at

http://ir.convertedorganics.com/            .cfm

Converted Organics Inc.

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held as follows:

Date:	, 2012
Time:	9:30 a.m.
Place:

The purpose of the meeting is to vote on the following matter:

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1-for-10 to 1-for-500 to be determined by the Board of Directors at any time within one year of such approval in the discretion of the Board of Directors.

Further information about the meeting is contained in the accompanying Proxy Statement. All stockholders of record on January 12, 2012 may vote at this meeting.

By Order of the Board of Directors

/s/ Edward J. Gildea

Edward J. Gildea

President, Chief Executive Officer and Chairman of

the Board

Boston, Massachusetts

January     , 2012

Your vote is important.

If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy. A postage-paid reply envelope is enclosed for your convenience. A stockholder who submits a proxy may revoke it at any time before the vote is taken at the meeting, or by voting in person at the meeting.

Converted Organics Inc.

137A Lewis Wharf

Boston, MA 02110

PROXY STATEMENT

Special Meeting of Shareholders

                    , 2012

Introduction

This proxy statement contains information about a Special Meeting of Shareholders (the “Special Meeting”) of Converted Organics Inc. (the “Company”) to be held at                     , on                     , 2012, at 9:30 a.m. local time, and at any postponements or adjournments thereof. The Company’s Board of Directors is using this proxy statement to solicit proxies for use at the Special Meeting. This proxy statement and the enclosed proxy card are being mailed on or about January      , 2012 to stockholders entitled to vote at the Special Meeting.

Purpose of the Special Meeting

The purpose of the meeting is to vote on the following matter:

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1-for-10 to 1-for-500 to be determined by the Board of Directors at any time within one year of such approval in the discretion of the Board of Directors (the “Reverse Stock Split Proposal”).

No other business may be brought before the meeting other than the item noted above.

Who Can Vote

Shareholders of record as of the close of business on January 12, 2012 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of January 12, 2012, there were                  shares of Company common stock issued and outstanding. Holders of Company common stock are entitled to one vote per share. Cumulative voting is not permitted. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

You may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope.

A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no choice is indicated on the proxy, the shares will be voted:

•	FOR approval of the amendment authorizing the Board to effect the Reverse Stock Split Proposal.

Revoking a Proxy

A stockholder may revoke any proxy given pursuant to this solicitation by attending the Special Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Special Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy. Please note that a stockholder’s mere attendance at the Special Meeting will not automatically revoke that stockholder’s previously submitted proxy.

Quorum and Voting Requirements

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding one-third (1 / 3) of the outstanding shares of common stock entitled to vote are present at the meeting in person or by proxy. Shares of common stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. If a quorum is not present, the meeting may be postponed until a quorum is obtained.

Broker non-votes (i.e., votes from shares of common stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to certain of the proposals, as described below, on which the broker has expressly not voted.

Votes shall be counted by one or more persons who shall serve as the inspectors of election. The inspectors of election will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker non-votes occur when a broker nominee (who has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. Broker non-votes will have the effect of an “AGAINST” vote on the Reverse Stock Split Proposal. Abstentions will have the effect of an “AGAINST” vote on the Reverse Stock Split Proposal.

For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast “FOR” or “AGAINST” are included. However, if a proxy is signed but no specification is given, the shares will be voted “FOR” the Reverse Stock Split Proposal.

Dissenter’s Rights of Appraisal

No action will be taken in connection with the proposal described in this Proxy Statement for which Delaware law, our Certificate of Incorporation or Bylaws provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s shares.

Proxy Solicitation Costs and Methods

We will pay all costs of soliciting proxies. In addition to mailing proxy solicitation material, our management, employees and agents also may solicit proxies in person, by telephone, or by other electronic means of communication.

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information regarding the beneficial ownership of our common stock, as of January 12, 2012 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock to be received upon conversion of preferred stock, or subject to options or warrants currently exercisable or exercisable on or within 60 days of the date of this proxy statement, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

Officers and Directors

Owner(1)	No. of Shares Beneficially Owned		Percent of Class(2)
Edward J. Gildea	340,982	(3)	*
David R. Allen	71,042	(4)	*
Edward A. Stoltenberg	57,821	(5)(6)	*
All directors and officers as a group (three persons)	469,845		*

*	Less than 1%
(1)	The address of all persons named in this table: c/o Converted Organics Inc., 137A Lewis Wharf, Boston, MA 02110.
(2)	Assumes shares as of January 12, 2012.
(3)	Includes 140 Class B Warrants and options to purchase 126,018 shares.
(4)	Includes options to purchase 53,633 shares.
(5)	Includes options to purchase 37,867 shares.
(6)	Includes 297 shares beneficially owned and held in trust.

PROPOSAL NO. 1

AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT

General

The Company’s Board of Directors has adopted a resolution approving and recommending for approval to the Company’s shareholders an amendment to the Company’s Certificate of Incorporation, as amended, authorizing a reverse stock split of the Company’s common stock, at a ratio, within a range of 1:10 to 1:500, to be determined by the Board. The Company’s authorized but unissued stock would not be reduced in accordance with this ratio. The authority to effect the reverse split would be granted to the Board for a period of twelve months from the date of the Special Meeting. Should the Board of Directors decide to implement the reverse stock split, it would become effective upon the filing of an amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.

With the exception of adjustments that may result from the treatment of fractional shares (as described below), each stockholder will retain the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware to accomplish the reverse stock split is represented in Annex A.

Background and Reasons for the Proposed Reverse Stock Split

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “COIN”. On January 12, 2012, the last sales price of our common stock was $                . On such date, we had                  shares of common stock outstanding and                  shares of common stock reserved for issuances pursuant to outstanding options and warrants. We are authorized to issue 500,000,000 shares of common stock.

On November 2, 2011, we entered into an agreement with an institutional investor pursuant to which we agreed to exchange an outstanding convertible note issued on April 20, 2011 in the aggregate original principal amount of $3,850,000, which had $3,474,797.60 of principal outstanding on November 2, 2011, for a senior secured convertible in the aggregate original principal amount of $3,474,797.60 (the “Convertible Note”).

The terms of the Convertible Note, which is due on May 2, 2012, provide that the holder may convert the Convertible Note into shares of our common stock at the lowest of (i) the price which is equal to the product of (1) 85% multiplied by (2) the quotient of (A) the sum of each of the three lowest closing sale prices of the common stock during the 20 consecutive trading day period immediately preceding the applicable conversion date divided by (B) three; and (ii) the price which is equal to the product of (I) 85% multiplied by (II) the closing sale price of the common stock on the trading day immediately preceding the applicable conversion date.

As of the Record Date, the holder of the Convertible Note has converted approximately $                 of the principal amount of the Convertible Note, leaving approximately $                 of principal amount outstanding on the Convertible Note. The prices at which the holder has converted the Convertible Note have ranged from $0.    to $0.    .

Our common stock has been trading at historically low prices, and has been trading at or below $0.01 since November 28, 2011. As such, the number of shares of common stock that the Convertible Note may be converted into has dramatically increased, and, based on the recent price of our common stock, we do not have a sufficient number of authorized shares to accommodate the full conversion of the Convertible Note. Our failure to have sufficient shares of common stock available to allow the full conversion of the Convertible Note will lead to our being in default on the Convertible Note, and would require us to repay the Convertible Note in cash. We do not have the cash to make such repayment and we do not believe that any external financing is available to us at this time. The Convertible Note is guaranteed by each of our subsidiaries and is secured by our assets.

Based on the principal amount of the Convertible Note outstanding on December 22, 2011 of approximately $2.6 million the number of shares that the Convertible Note may be converted into at various assumed conversion prices is as follows:

Conversion Price	Number of shares of common stock underlying the Convertible Note
$0.02	130,000,000
$0.01	260,000,000
$0.005	520,000,000
$0.001	2,600,000,000

By completing a reverse stock split, the number of shares we have outstanding would be reduced, which would make additional shares available to us to permit the conversion of the Convertible Note. However, even if we complete a reverse stock split, if the price of our common stock again falls to current levels, we would still not have sufficient shares to permit the full conversion of the Convertible Note. As such, we would be required to either repay the Convertible Note in cash, which we do not have, or request approval from our shareholders to complete one or more additional reverse stock splits.

Potential Effects of Proposed Reverse Split

While we believe that the reverse split would initially help increase the market price of our common stock, the effect of a reverse split on the market price of our common stock cannot be predicted with any certainty, and the historical results of similar reverse splits for companies in similar circumstances is varied. We completed a reverse split in November 2011 at a ratio of 1:10 shares. The initial effect of the split caused our stock price to increase to $0.10 per share; however, within ten days of the split our stock price fell to its pre-split levels. Due to potential sales of a significant number of shares of our common stock by the holder of the Convertible Note, we believe it is likely that our stock price will again fall after the completion of the proposed reverse stock split. In addition, the possibility of a future reverse stock split will likely cause the price of our common stock to fall.

Additionally, the reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. This result is more likely if the reverse split is completed at higher ratios, and we are seeking approval to potentially complete a split at a ratio of up to 1:500. Although our Board of Directors has not determined the exact split ratio to be implemented if this proposal is approved, based on our current stock price, it is likely that a high ratio would be picked, which would result in the highest amount of dilution to our shareholders. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

General

After the effective date of the reverse split, each holder of our common stock will own a reduced number of shares of our common stock. However, the reverse split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will have the number of shares he receives rounded up to the nearest whole share.

Effect on Authorized and Outstanding Shares

We currently are authorized to issue a maximum of 500,000,000 shares of our common stock. As of the Record Date, there were                  shares issued and outstanding. In addition, we have approximately                  shares reserved for issuance upon exercise of outstanding options and warrants and in connection with existing share-based compensation and benefit plans and financing arrangements. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of issued and outstanding shares of our common stock will be reduced to a number that will be approximately equal to the number of shares of common stock issued and outstanding immediately prior to the effective date divided by the reverse split ratio. The number will not be exact due to the treatment of any fractional shares, as described below.

The proposal will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock. Each shareholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares as described below. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” in accordance with Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Following the effective date, it is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business would materially change as a result of the reverse split.

Accounting Matters

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

While the Board of Directors believes it advisable to authorize and approve the reverse split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of shareholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized common stock will not be reduced, the overall effect will be an increase in our authorized but unissued shares of common stock as a result of the reverse split. These shares may be issued by our Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock. As stated above, it is likely that the holder of the Convertible Note will continue to convert the Convertible Note into shares of our common stock, which will result in a significant number of shares being issued and will result in significant dilution to our shareholders.

Summary Table

For illustration purposes only, the following table shows the effects of potential reverse stock split ratios of between 1-for-10 and 1-for-500, without giving effect to any adjustments for fractional shares, on our authorized and issued shares of common stock, shares of common stock reserved for issuance and authorized but unissued and unreserved shares of common stock. The information presented below is as of December 22, 2011 and assumes no changes between such date and the effective date of any split.

Reverse split ratio	Shares of common stock authorized and issued	Shares of common stock reserved for issuance(1)	Shares of common stock authorized and unissued(2)	Total number of authorized shares(3)

No split	103,445,650	12,630,500	116,076,150	500,000,000

1-for-10	10,344,565	1,263,050	11,607,615	500,000,000

1-for-50	2,068,913	252,610	2,321,523	500,000,000

1-for-100	1,034,457	126,305	1,160,762	500,000,000

1-for-250	413,783	50,522	464,305	500,000,000

1-for-500	206,891	23,261	230,152	500,000,000

(1)	Shares underlying options and warrant

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern time (the “Effective Time”) on the date of filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our common stock in accordance with the reverse stock split ratio of between 1-for-10 and 1-for-500.

After the Effective Time, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers.

Board Discretion to Implement the Reverse Stock Split Amendment

If stockholder approval is obtained for this proposal, the Board expects to select an appropriate ratio and implement the reverse stock split promptly. However, the Board reserves the authority to decide, in its discretion, to delay or abandon the reverse stock split after such vote and before the effectiveness of the reverse stock split if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders. The Board will, however, implement the reverse stock split, if at all, within one year of the date of the Special Meeting.

Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. Fractional shares will be rounded up to the nearest whole share.

The Board recommends that stockholders vote FOR the proposal to approve an amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1-for-10 to 1-for-500 to be determined by the Board of Directors at any time within one year of such approval in the discretion of the Board of Directors.

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described herein should properly come before the meeting, your proxy will vote the shares represented in accordance with his or her best judgment. At this time the proxy statement went to press, the company knew of no other matters which might be presented for shareholder action at the meeting.

* * * * *

SHAREHOLDER PROPOSALS

Should a shareholder desire to include in next year’s proxy statement a proposal other than those made by the Board, such proposal must be sent to the Corporate Secretary of the Company at 137A Lewis Wharf, Boston, MA 02110. Shareholder proposals must be received at our principal executive offices no later than 120 days prior to the first anniversary of the date of the proxy statement mailed in connection with our annual meeting. All shareholder proposals received after this date will be considered untimely and will not be included in the proxy statement for the 2012 annual meeting. The deadline for submission of shareholder proposals that are not intended to be included in our proxy statement is 45 days prior to the first anniversary of the date of the proxy statement mailed in connection with our annual meeting.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Annex A

CONVERTED ORGANICS INC.

Under Section 242 of the Delaware General Corporation Law

Converted Organics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article there of numbered fourth so that, as amended, said Article 4 shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, having a par value of $0.0001 per share, and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of issued and outstanding common stock, par value $0.0001 per share (the “Old Common Stock”), shall be reclassified as one-     (1/    ) of a share of common stock (the “New Common Stock”), with a par value of $0.0001 per share. Each outstanding stock certificate that represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-     (1/    ), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead have those fractional shares be rounded up to the nearest whole share.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this     day of                     , 2012.

EDWARD J. GILDEA
President and CEO

CONVERTED ORGANICS INC.

PROXY

SPECIAL MEETING OF SHAREHOLDERS —             , 2012

Proposals — The Board of Directors recommends a vote FOR Proposal 1.

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio within a range of 1-for-10 to 1-for-500 to be determined by the Board of Directors at any time within one year of such approval in the discretion of the Board of Directors;

For  ☐                    Against  ☐                    Abstain  ☐

[Sign, date and return the Proxy Card promptly using the enclosed envelope.]

The undersigned stockholder of Converted Organics hereby appoints Edward J. Gildea as proxy with the power of substitution, and he is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Converted Organics to be held at                              on             , 2012 at 9:30 am EST, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Dated:             , 2012

SIGNATURE(S) should be exactly as the name or names appear on this Proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.

Signature

Print Name

Signature

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